                                                                  EXHIBIT 10.22


                            AGREEMENT OF SALE AND PURCHASE

                                       BETWEEN

                          INDIANAPOLIS WEST EQUITY PARTNERS

                                         AND

                                  HOST FUNDING, INC.

                                  DATED: MAY 1, 1997

                     COUNTRY HEARTH INN - MARION COUNTY, INDIANA

                                  TABLE OF CONTENTS

                            AGREEMENT OF SALE AND PURCHASE

    ARTICLE NO.                                                            PAGE
    -----------                                                            ----

  1   DEFINITIONS AND REFERENCES . . . . . . . . . . . . . . . . . . . . . . . 1
      1.1  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
      1.2  REFERENCES AND INTERPRETATION . . . . . . . . . . . . . . . . . . . 7

  2   SALE AND PURCHASE. . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
      2.1  SALE AND PURCHASE . . . . . . . . . . . . . . . . . . . . . . . . . 7

  3   PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
      3.1  PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . . 7
      3.2  DEPOSIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
      3.3  ALLOCATION OF PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . 8

  4   SURVEY, TITLE COMMITMENT AND TITLE DOCUMENTS . . . . . . . . . . . . . . 9
      4.1  SURVEY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
      4.2  TITLE COMMITMENT AND TITLE DOCUMENTS. . . . . . . . . . . . . . . . 9
      4.3  SURVEY AND TITLE REVIEW PERIOD. . . . . . . . . . . . . . . . . . . 9

  5   DUE DILIGENCE MATERIALS; APPROVAL OF HOTELCONTRACTS; CERTAIN
        SELLER AND PURCHASER CONTINGENCIES . . . . . . . . . . . . . . . . . .10
      5.1  DUE DILIGENCE DELIVERIES. . . . . . . . . . . . . . . . . . . . . .10
      5.2  APPROVAL OF HOTEL CONTRACTS . . . . . . . . . . . . . . . . . . . .11
      5.3  CERTAIN SELLER AND PURCHASER CONTINGENCIES. . . . . . . . . . . . .11
      5.4  CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . .11

  6   DUE DILIGENCE PERIOD . . . . . . . . . . . . . . . . . . . . . . . . . .12
      6.1  INVESTIGATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .12

  7   REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . .13
      7.1  REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . . . . . . .13
      7.2  DEFINITION OF HAZARDOUS MATERIALS . . . . . . . . . . . . . . . . .16
      7.3  REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . . .16
      7.4  DURATION OF REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . .18

  8   CONDITIONS TO SELLER'S OBLIGATIONS . . . . . . . . . . . . . . . . . . .19
      8.1  CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .19

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  9   CONDITIONS TO PURCHASER'S OBLIGATIONS. . . . . . . . . . . . . . . . . .20
      9.1   CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .20

  10  CERTAIN COVENANTS AS TO ACTIONSAND OPERATIONS PENDING CLOSING. . . . . .21
      10.1  COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .21

  11  CLOSING MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
      11.1  CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
      11.2  CLOSING ESCROW . . . . . . . . . . . . . . . . . . . . . . . . . .22

  12  CLOSING DELIVERIES; POSSESSION . . . . . . . . . . . . . . . . . . . . .22
      12.1  SELLER'S DELIVERIES. . . . . . . . . . . . . . . . . . . . . . . .22
      12.2  PURCHASER'S DELIVERIES . . . . . . . . . . . . . . . . . . . . . .23
      12.3  CONCURRENT TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . .24
      12.4  FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . . .24
      12.5  POSSESSION . . . . . . . . . . . . . . . . . . . . . . . . . . . .24

  13  ADJUSTMENTS AND PRORATIONS;CLOSING INVENTORY; CLOSING REPORT . . . . . .24
      13.1  ADJUSTMENTS AND PRORATIONS . . . . . . . . . . . . . . . . . . . .24
      13.2  SUPPLIES; CONSUMABLES; FIXTURES AND TANGIBLE PERSONAL PROPERTY;
        CLOSING INVENTORY; CLOSING REPORT. . . . . . . . . . . . . . . . . . .26
      13.3  MANAGEMENT AGREEMENT . . . . . . . . . . . . . . . . . . . . . . .27
      13.4  POST-CLOSING ADJUSTMENTS AND PAYMENT OF CERTAIN EXPENSES . . . . .27

  14  CASUALTIES AND TAKINGS . . . . . . . . . . . . . . . . . . . . . . . . .27
      14.1  CASUALTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
      14.2  TAKINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27

  15  EMPLOYEE MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
      15.1  EMPLOYEES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .28

  16  REMEDIES ON DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . .28
      16.1  SELLER DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . .28
      16.2  PURCHASER DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . .28

  17  AGREEMENT NOT TO COMPETE . . . . . . . . . . . . . . . . . . . . . . . .29
      17.1  AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .29

  18  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
      18.1  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29

  19  ADDITIONAL COVENANTS; PIGGY-BACKREGISTRATION RIGHTS . . . . . . . . . . 30
      19.1  ADDITIONAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . . 30
      19.2  PIGGY-BACK REGISTRATION RIGHTS. . . . . . . . . . . . . . . . . . 33


EXHIBIT A    Legal Description
EXHIBIT B    Consumables, Supplies and Fixture and Tangible
             Personal Property Inventory
EXHIBIT C    Form of Investment Letter Agreement

                         AGREEMENT OF SALE AND PURCHASE

    THIS AGREEMENT OF SALE AND PURCHASE ("Agreement") is made as of this 1st day of May, 1997, by and between INDIANAPOLIS WEST EQUITY PARTNERS, an Ohio general partnership ("Seller") and HOST FUNDING, INC., a Maryland corporation or its permitted assignee as provided herein (sometimes herein, "Purchaser").

                                R E C I T A L S

    A. Seller is the fee owner of the real property approximately 2.058 acres in size and legally described in Exhibit A attached hereto and incorporated herein by reference for all purposes, which real property has been improved with
(i) two (2) hotel building(s) containing eighty-four (84) guest rooms; (ii) parking areas; and (iii) certain other improvements, and which is commonly known as the Country Hearth Inn located in Marion County, Indiana (collectively, the "Hotel").

    B. Seller desires to sell, and Purchaser desires to purchase, the Hotel upon and subject to the terms and conditions hereinafter set forth.

                              A G R E E M E N T S

    NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements, covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

                                   ARTICLE 1
                           DEFINITIONS AND REFERENCES

    1.1 DEFINITIONS. As used herein, the following terms shall have the respective meanings indicated below:

         AFFILIATE: Any person that, directly or indirectly, controls or is controlled by or is under common control with such person, or any other person that owns, beneficially, directly or indirectly, five percent or more of the outstanding capital stock, shares or equity interests of such person, or any officer, director, employee, partner or trustee of such person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term "person" means and includes individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

         AGREEMENT: This Agreement of Purchase and Sale, including the exhibits attached hereto, which is incorporated herein by this reference for all purposes.

         AGREEMENT NOT TO COMPETE: As defined in Section 17.1.

         AUBURN CHI CONTRACT: That certain Agreement of Sale and Purchase of even date herewith between Auburn Equity Partners, an Ohio general partnership, and Purchaser and relating to the sale by Auburn Equity Partners to Purchaser of a "Country Hearth Inn" hotel property located in Auburn, Indiana.

         BOOKINGS: Contracts for the use or occupancy of guest rooms of the Hotel.

         CASH PORTION OF THE PURCHASE PRICE: As defined in Section 3.1(a).

         CLOSING: As defined in Section 11.1.

         CLOSING DATE: As defined in Section 11.1.

         CLOSING INVENTORY: The Closing Inventory required under the provisions of Section 13.2.

         CLOSING REPORT:  The Closing Report required under the provisions of
Section 13.2.

         CLOSING STATEMENTS: The Closing Statements to be executed by Seller and Purchaser incident to the Closing of the transaction contemplated hereby.

         CONSUMABLES: All engineering, maintenance, housekeeping and guest supplies, including soap, cleaning materials and matches, stationery and printing, and other supplies of all kinds, in each case whether partially used, unused or held in reserve storage for future use or in connection with the maintenance and operation of the Hotel, at normal operating levels customarily maintained for the efficient economic operation of the Hotel as a "Country Hearth Inn" hotel property, excluding, however, (i) the Supplies, and (ii) property owned by guests or other persons furnishing services to the Hotel.

         CONSUMABLES, SUPPLIES AND FIXTURES AND TANGIBLE PERSONAL PROPERTY
INVENTORY:   The inventory of the levels of the Consumables, Supplies and
Tangible Personal Property located at the Hotel as of October 1, 1996, a copy of which is attached hereto as Exhibit B and incorporated herein by reference for all purposes.

         CONTINUING OBLIGATIONS: All commitments, promotions and other obligations to provide free or discounted guest rooms at the Hotel which have not been satisfied in full as of the Closing Date and which are not included in the Hotel Contracts.

         CUT-OFF TIME: 11:59 P.M. local time on the day immediately preceding the Closing Date.

         DEPOSIT: As defined in Section 3.2(a).

         DUE DILIGENCE PERIOD:   As defined in Section 6.1.

         EFFECTIVE DATE: The date upon which at least three (3) fully executed counterparts of this Agreement, together with the Initial Deposit, are delivered to the Title Company, as acknowledged by the Title Company in writing in the space hereinafter provided in this Agreement.

         EMPLOYEE COSTS:  As defined in Section 15.1.

         EMPLOYEE INDEMNIFICATION AGREEMENT:   As defined in Section 15.1.

         ESCROW: The escrow to be created for the purpose of facilitating the Closing.

         ESCROW INSTRUCTIONS: The escrow instructions to be executed and delivered by the parties hereto (or their respective attorneys) and the Title Company for closing the transaction contemplated hereby.

         EXCHANGE ACT:   The Securities Exchange Act of 1934, as amended.

         EXISTING FRANCHISE AGREEMENT: The current franchise or license agreement allowing the operation of the Hotel as a "Country Hearth Inn".

         EXISTING FRANCHISE AGREEMENT COSTS: The recurring costs and fees paid to the franchisor or licensor on a monthly basis by Seller pursuant to the Existing Franchise Agreement, including, without limitation, royalty fees, system assessment fees, marketing fees, reservation fees and the like, excluding however non-monthly and/or extraordinary fees and expenses so paid to franchisor or licensor by Seller.

         FINAL DEPOSIT: As defined in Section 3.2(a).

         FINDLAY CHI CONTRACT: That certain Agreement of Sale and Purchase of even date herewith, between Findlay Equity Partners, an Ohio general partnership and Purchaser and relating to the sale by Findlay Equity Partners to Purchaser of a "Country Hearth Inn" hotel property located in Liberty Township, Hancock County, Ohio.

         FIXTURES AND TANGIBLE PERSONAL PROPERTY: All fixtures, furniture, furnishings, fittings, equipment (including laundry equipment), cars, trucks, machinery, apparatus, signage, appliances, draperies, carpeting and other articles of personal property used or useable in connection with the use, operation and maintenance of the Hotel at normal operating levels customarily maintained for the effective economic operation of the Hotel as a "Country Hearth Inn" hotel property, including, without limitation, architectural, engineering and other plans (including "as built" plans) and drawings, the account and business records relating to the operation of the Hotel, telephone numbers for the Hotel, service marks and trademarks relating to the Hotel, all software and data bases (including the disks), ledgers, bank statements, keys and locks and safe combinations, excluding, however: (i) the Consumables; (ii) the Supplies; (iii) equipment and property leased pursuant to the Hotel Contracts; (iv) property owned by guests or other persons furnishing services to the Hotel; (v) the Improvements, (vi) property located at the Hotel and owned by Seller and/or its Affiliates but not used or necessary for the normal operation of the Hotel, and (vii) funds or cash equivalents in Hotel operating accounts or any cash, petty cash or currency physically located at the Hotel on the Closing Date.

         HAZARDOUS MATERIALS: As defined in Section 7.2.

         HOST FUNDING FRANCHISE AGREEMENT: As defined in Section 9.1(c).

         HOST FUNDING STOCK: As defined in Section 3.1(b).

         HOST FUNDING STOCK FAIR MARKET VALUE:   The average for the prices of
a share of the Host Funding Stock as reported on the American Stock Exchange for the fifteen (15) trading days ending with the third business day preceding the Closing Date.

         HOTEL: As defined in Recital A to this Agreement.

         HOTEL CONTRACTS: All service, maintenance, purchase order, lease and other contracts and agreements, including equipment leases, and any amendments thereto, with respect to the maintenance, operation, provisioning or equipping of the Hotel and the ownership, operation, use and maintenance of the Property, as well as written warranties and guaranties relating thereto, if any, including those relating to heating and cooling equipment and/or mechanical equipment, but excluding, however, (i) insurance policies, (ii) the Bookings, and (iii) any of the foregoing which are not transferrable by Seller and/or Manager, or, which, at Purchaser's option, are not assumed by Purchaser (or Operator at the direction of Purchaser).

         HOTEL REVENUES. All revenues or sales or income of any kind payable to Seller and resulting from the ownership or operation of the Property and the Hotel, as and when collected, including, without limitation to, revenue and charges payable in connection with the rental of rooms and suites; food and beverage sales; laundry (including coin operated equipment) and telephone revenues; vending machine revenues; and rental and other payments from licensees and concessionaires occupying space or rendering services at the Hotel (after deduction of all rebates and the reasonable expenses actually paid or incurred in connection with the adjustments or collection thereof).

         IMPOSITIONS: All general and special real estate, personal property and other ad valorem taxes and assessments assessed or levied against or with respect to the Property, or any part thereof or any interest therein, and all sales, occupancy, room, license, permit and other taxes, and all costs and expenses related thereto, incurred in connection with the operation of the Hotel.

         IMPROVEMENTS: The buildings, structures (surface and sub-surface), improvements and other constructions and all component parts of those buildings, structures, improvements and other constructions, including such fixtures as shall constitute real property, located on the Real Property and constituting the Hotel.

         INITIAL DEPOSIT:   As defined in Section 3.2(a).

         INVESTMENT LETTER AGREEMENT:   The form of agreement attached hereto
as Exhibit C and incorporated herein by reference for all purposes.

         LEGAL REQUIREMENTS:   All laws, statutes, codes, acts, ordinances,
orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities having jurisdiction over the Property, the Hotel and the operation thereof.

         LITIGATION COSTS:   As defined in Section 19.1(h).

         MANAGER:   The Lodge Keeper Group, Inc., an Ohio corporation.

         MANAGEMENT AGREEMENT:   The management agreement (and/or operating
lease), dated October 20, 1989, as from time to time amended, by and between Seller and Manager, under which Manager presently manages and/or operates the Hotel on behalf of Seller.

         NOMURA:   Nomura Asset Capital Corporation.

         NOMURA LOANS:   Collectively (i) that certain loan evidenced by a
promissory note in the original principal sum of $1,809,000.00, dated July 31, 1996, executed by Auburn Equity Partners, an Ohio general partnership, payable to the order of Continental Wingate Associates, Inc., and thereafter assigned to Nomura, and (ii) that certain loan evidenced by a promissory note in the original principal sum of $1,711,000.00, dated July 31, 1996, executed by Findlay Equity Partners, an Ohio general partnership, payable to the order of Continental Wingate Associates, Inc. and thereafter assigned to Nomura.

         NOTICES:   As defined in Section 18.1.

         OPERATOR:   As defined in Section 9.1(d), but sometimes otherwise
referred to herein as Buckhead America Corporation.

         OPERATING LEASE:   As defined in Section 9.1(d).

         PERMITS:   All licenses, permits, certificates of occupancy,
authorizations and approvals issued to Seller or Manager and used in or relating to the ownership, occupancy or operation of the Hotel, excluding, however, (i) any of the foregoing which are not transferable by Seller or Manager, and (ii) the Existing Franchise Agreement.

         PERMITTED EXCEPTIONS:   As defined in Section 4.3.

         PIGGY-BACK REGISTRATION:   As defined in Section 19.2(a).

         PROPERTY:   The following items, collectively, as they relate to the
Hotel: (i) the Real Property; (ii) the Improvements, (iii) the Fixtures and Tangible Personal Property; (iv) the Supplies; (v) the Consumables; (vi) subject to any contrary provisions hereof, all transferable right, title and interest of Seller or Manager in, to and under the Hotel Contracts and the Bookings; and (vii) all transferable right, title and interest of Seller or Manager in, to and under the Permits.

         PURCHASE PRICE:   As defined in Section 3.1.

         PURCHASER'S DAMAGES:   As defined in Section 7.4.

         REAL PROPERTY:   Title to the real property legally described on
Exhibit A attached hereto and to the Improvements.

         RECEIVABLES:   The accounts receivable of the Hotel operation
(including, without limitation, credit card receivables) incurred in the ordinary course of business in accordance with the Hotel's credit policies in existence as of the Cut-off Time.

         SECURITIES ACT:   The Securities Act of 1933, as amended.

         SUPPLIES: All linen, uniforms, materials or supplies whether in use or held in reserve storage for future use, in connection with the operation of the Hotel, at normal operating levels customarily maintained for the efficient economic operation of the Hotel as a "Country Hearth Inn" hotel property, excluding, however, (i) the Consumables, and (ii) property owned by guests or other persons furnishing services to the Hotel.

         TITLE COMMITMENT:   The commitment for title insurance issued in
accordance with Section 4.2.

         TITLE COMPANY:   Republic Title of Texas, Inc., as agent for First
American Title Insurance Company.

         TITLE POLICY:   As defined in Section 12.1(d).

         VIOLATION:   Any condition with respect to the Property which
constitutes a material violation of any Legal Requirements.

    1.2 REFERENCES AND INTERPRETATION. Except as otherwise specifically indicated, all references herein to Section and Subsection numbers refer to Sections and Subsections of this Agreement, and all references herein to an exhibit refers to the exhibit attached hereto. The words "hereby", "herein", "hereto", "hereunder", "hereinafter", and words of similar import refer to this Agreement as a whole and not to any particular Section or Subsection hereof. Captions used herein are for convenience only and shall not be used to construe the meaning of any part of this Agreement. Whenever under the terms of this Agreement the time for performance of a covenant or condition falls upon a Saturday, Sunday or legal holiday, such time for performance shall be extended to the next business day; otherwise, all references herein to "days" shall mean calendar days.

                                    ARTICLE 2
                                SALE AND PURCHASE

    2.1 SALE AND PURCHASE. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property on the terms and subject to the conditions set forth in this Agreement.

                                    ARTICLE 3
                                  PURCHASE PRICE

    3.1 PURCHASE PRICE. The purchase price ("Purchase Price") for the Property shall be TWO MILLION EIGHT HUNDRED FIFTY-THREE THOUSAND SIX HUNDRED AND NO/100 DOLLARS ($2,853,600.00). The Purchase Price shall be payable at Closing as follows:

         (a) Subject to adjustment pursuant to various applicable provisions of this Agreement requiring adjustment of same, the sum of TWO MILLION SIX HUNDRED TEN THOUSAND AND NO/ 100 DOLLARS ($2,610,000.00) in cash or other immediately available funds (the "Cash Portion of the Purchase Price"); and

         (b) Subject to the provisions of Section 7.4 hereof, Purchaser's delivery or issuance to Seller of the number of shares of the Class A Common Stock of Host Funding, Inc. (the "Host Funding Stock") having an aggregate value equal to TWO HUNDRED FORTY-THREE THOUSAND SIX HUNDRED AND NO/100 DOLLARS ($243,600.00) determined by the Host Funding Stock Fair Market Value. The Host Funding Stock will be deemed a "restricted security" under the Securities Act in that such stock will be delivered or issued to Seller in a transaction not involving a public offering. Seller understands that the Host Funding Stock may not be resold without compliance with the registration requirements of the Securities Act or in other certain limited circumstances. In this connection, Seller understands the resale limitations imposed by the Securities Act and is familiar with SEC Rules 144 and 145, as presently in effect, and the conditions which must be met in order for Rules 144 and 145 to be available for resale of "restricted securities". Each certificate representing Host Funding Stock will contain the appropriate legend relating to restrictions on sale and transfer under the Securities Act and the Exchange Act. Notwithstanding the foregoing, Purchaser agrees that Seller may distribute the Host Funding Stock to Seller's partners without requirement of legal opinion; provided, however, that (i) each recipient thereof shall have executed and delivered to Seller and Purchaser an Investment Letter Agreement with respect thereto and (ii) Purchaser shall determine within its sole discretion that such transfer will not disqualify Purchaser as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended.

    3.2  DEPOSIT.

         (a) Within three (3) business days following the mutual execution of this Agreement by Seller and Purchaser, Purchaser shall initially deposit with the Title Company the sum of EIGHT THOUSAND TWO HUNDRED TWENTY-FIVE AND NO/100 DOLLARS ($8,225.00) (the "Initial Deposit"), which Initial Deposit shall be increased to THIRTY-TWO THOUSAND NINE HUNDRED AND NO/100 DOLLARS ($32,900.00) (the "Final Deposit", and, together with the Initial Deposit, the "Deposit") upon the expiration of the Due Diligence Period if Purchaser does not elect to terminate this Agreement on or before the expiration of the Due Diligence Period.

         (b) In the event the Initial Deposit is not delivered within the period provided in Section 3.2(a), then Seller shall have the right to terminate this Agreement, whereupon this Agreement shall be null and void and neither party shall have any further rights or obligations hereunder. The Deposit (together with any interest earned thereon) shall be held and invested in U.S. Government obligations, certificates of deposit, money market funds or such other interest-bearing investment as Purchaser shall determine, and all interest and other earnings thereon shall become a part of the Deposit. The funds representing the Final Deposit shall also be deposited in the joint order escrow and shall be governed thereby. Purchaser shall be responsible to pay for any and all costs related to the investment of the Deposit. At the Closing, the Deposit shall be paid and applied against the Cash Portion of the Purchase Price.

    3.3  ALLOCATION OF PURCHASE PRICE:   The Purchase Price shall be
apportioned and allocated among the Property as follows:

         Real Property and Improvements          $2,454,096.00

         Consumables, Fixtures and Tangible
         Personal Property, Supplies and all
         other items of Property other than
         the Real Property and the Improvements  $  399,504.00

The parties hereto make this allocation pursuant to the applicable sections of the Internal Revenue Code of 1986, as amended, with the knowledge that it will be used by both parties for income tax purposes. Each party shall use such allocation in all reports and returns filed with all taxing authorities and shall promptly notify the other party of any challenge or inquiry made of such allocation by any taxing authority and, in that event, shall keep the other party informed with respect to all developments relating to any such challenge or inquiry.

                                    ARTICLE 4
                   SURVEY, TITLE COMMITMENT AND TITLE DOCUMENTS

    4.1  SURVEY.   Purchaser shall, at the sole cost and expense of Purchaser and within fifteen (15) days after the Effective Date, have prepared and delivered to Purchaser a current ALTA survey (the "Survey") of the Real Property and the Improvements, prepared by a surveyor reasonably acceptable to Purchaser and the Title Company, in accordance with ALTA/ACSM standards for ALTA surveys and otherwise meeting the requirements of and containing a certification reasonably acceptable to the Title Company and Purchaser. The Survey shall also be in a form sufficient to permit the Title Company to delete and/or issue endorsements for survey-related exceptions.

    4.2 TITLE COMMITMENT AND TITLE DOCUMENTS. Seller shall, at Purchaser's cost and expense and within fifteen (15) days after the Effective Date, have prepared and delivered to Purchaser a current commitment (the "Title Commitment") for the issuance of the Title Policy to Purchaser through the Title Company, together with legible copies of all documents (the "Title Documents") constituting exceptions to Seller's title as reflected in the Title Commitment.

    4.3  SURVEY AND TITLE REVIEW PERIOD.  Purchaser shall have a period of ten
(10) days (the "Title and Survey Review Period") from its receipt of the last of the Title Commitment, the Title Documents and the Survey (collectively, the "Title and Survey Report") to object in writing to Seller as to any matters therein to which Purchaser objects (the "Objections"). If Purchaser fails to so object prior to the expiration of the Title and Survey Review Period, Purchaser shall be deemed to have approved and accepted the Title and Survey Report, and all matters set forth therein shall be deemed to be Permitted Exceptions (herein so called). If Purchaser notifies Seller in writing of any Objections prior to the expiration of the Title and Survey Review Period, Seller shall then have a period of ten (10) days to cure the Objections, or to notify Purchaser in writing of any Objections Seller cannot, or elects not to, cure (the "Cure Notice"). Seller shall have no obligation to cure any of the Objections; provided, however, Seller shall be obligated to cure any Objections to any liens or other encumbrances granted by Seller after the Effective Date. Upon Purchaser's receipt of the Cure Notice, Purchaser shall have a period of five (5) days to either (i) terminate this Agreement, and be entitled to the return of the Deposit with neither party hereto being thereafter obligated to the other, except as to Purchaser's obligation to return to Seller due diligence materials pursuant to Section 5.4 hereof, and except as to Purchaser's indemnification liability set forth in Sections 6.1 and 19.1(d) hereof, or (ii) waive the Objections and proceed to the Closing with all uncured Objections constituting Permitted Exceptions.

                                    ARTICLE 5
                      DUE DILIGENCE MATERIALS; APPROVAL OF HOTEL
                CONTRACTS; CERTAIN SELLER AND PURCHASER CONTINGENCIES

    5.1 DUE DILIGENCE DELIVERIES. Within ten (10) days after the Effective Date, Seller shall make available to Purchaser and its authorized representatives, for review at the offices of Seller, or, at Purchaser's option, deliver to Purchaser and its authorized representatives true, complete and legible copies of all information, books, records, contracts, documents, and agreements as may reasonably be requested by Purchaser relating to the Property and to the extent Seller is in possession or control of such items, including, without limitation:

         (a) the most recent environmental, engineering and appraisal reports with respect to the Property;

         (b) the Hotel Contracts, provided, Purchaser herein acknowledges its prior receipt of same;

         (c) the Permits, provided, Purchaser herein acknowledges its prior receipt of same;

         (d) all real property and personal property tax statements with respect to the Property for the years 1994, 1995 and 1996, provided, Purchaser herein acknowledges its prior receipt of same;

         (e) utility invoices relating to the Property from January 1, 1994 to the present;

         (f) the casualty, extended coverage, and general liability insurance policies relating to the Property, together with a certification from Seller that no claims have been made thereunder, except as otherwise disclosed to Purchaser by Seller;

         (g) any financial statements prepared by or for Seller or Manager regarding the Property, including monthly income and expense statements for the Property from January 1, 1994 to the present, in the form customarily used by Seller (and accompanying data), and such other financial and operational data as Purchaser shall reasonably require for the years 1994, 1995, 1996 and 1997, provided, Purchaser herein acknowledges its prior receipt of same; and

         (h) a list of the amount and nature of the capital expenditures incurred with respect to the Property during the twenty-four (24) months preceding the Effective Date, provided, Purchaser herein acknowledges its prior receipt of same.

    5.2  APPROVAL OF HOTEL CONTRACTS.   With respect to the Hotel Contracts,
Purchaser agrees to notify Seller within fifteen (15) days after the Effective Date as to which of the Hotel Contracts (as are otherwise transferrable) will be assigned to and assumed by Purchaser (and/or which of such Hotel Contracts, at the direction of Purchaser, will be assigned to and assumed by Operator).

    5.3  CERTAIN SELLER AND PURCHASER CONTINGENCIES.   Within thirty (30) days
after the Effective Date, Seller and Purchaser shall have received the following:

         (a) Written evidence reasonably satisfactory to Seller and Purchaser that the Management Agreement will be terminated on or before the Closing Date, and that the Bookings, the Hotel Contracts and the Permits as are in the name of Manager will, subject to the terms hereof, be assigned by Manager to Purchaser (or at the direction of Purchaser, to Operator) at the Closing;

         (b) Written evidence, reasonably satisfactory to Seller and Purchaser, that Seller and Hodges, Ward & Elliott, Inc. have reached an agreement as to the brokerage commission to be paid to Hodges, Ward & Elliott, Inc. by Seller pursuant to the provisions of Section 19.1(d) hereof;

         (c) Written evidence, reasonably satisfactory to Seller and Purchaser, that Seller has received the approval of the transaction contemplated by this Agreement from at least fifty-one percent (51%) of the partners of Seller (or such larger percentage, if so required) entitled to vote to approve the transaction contemplated hereby; and

         (d) The agreement of Manager, Seller and Purchaser as to the form and substance of the Employee Indemnification Agreement.

In the event all of such items are not timely received in accordance with the terms of this Section 5.3, either Seller or Purchaser may, by written notice to the other within ten (10) days following said thirty (30) day period either (i) terminate this Agreement, in which event Purchaser shall be entitled to a return of the Initial Deposit with neither party hereto being thereafter obligated one to the other hereunder, except as to Purchaser's obligation to return to Seller due diligence materials pursuant to Section 5.4 hereof, and except as to Purchaser's indemnification liabilities set forth in Section 6.1 and 19.1(d) hereof, or (ii) waive such matters and proceed to Closing.

    5.4 CONFIDENTIALITY. Notwithstanding anything to the contrary contained in this Agreement, all information provided by Seller to Purchaser for Purchaser's evaluation of the Property, including, but not limited to, all of the items delivered or made available by Seller to Purchaser and its authorized representatives pursuant to Section 5.1 above, is confidential, and Purchaser agrees except as provided in Section 5.1 above and herein, not to reproduce, disseminate, discuss, or in any way distribute or disclose to any third party any information concerning the Property delivered by Seller to Purchaser and its authorized representatives. Purchaser agrees to immediately return to Seller all items previously delivered or made available to Purchaser and its authorized representatives by Seller pursuant to Section 5.1 above upon the termination of this Agreement for whatever reason. Notwithstanding the foregoing, Purchaser may distribute or disclose such information to any potential lender of Purchaser, and to Purchaser's agents, attorneys, representatives and independent contractors engaged by Purchaser in connection with the tests, studies, evaluations and inspections undertaken pursuant to
Section 6.1 of this Agreement. Seller agrees not to disclose the name of Purchaser to any third party until after the expiration of the Due Diligence Period, except to Seller's agents, attorneys, lenders, partners and other parties as necessary to accomplish the transaction contemplated hereby.

                                    ARTICLE 6
                               DUE DILIGENCE PERIOD

    6.1 INVESTIGATIONS. Notwithstanding anything to the contrary contained herein, and in consideration of $100 paid by Purchaser to Seller as independent consideration for this Agreement, Purchaser shall have forty-five (45) days from and after the Effective Date (if and as extended pursuant to the provisions hereof, the "Due Diligence Period") within which to conduct any and all engineering, environmental and economic feasibility studies of the Property and the competitive market, which Purchaser may, in its sole discretion, deem necessary to determine whether or not the Property is suitable for Purchaser's intended use thereof; provided, and notwithstanding anything contained in this Agreement to the contrary, if Nomura has not, pursuant to the terms and provisions of the Auburn CHI Contract and the Findlay CHI Contract, approved the assumption by Purchaser of the Nomura Loans (on terms acceptable to Purchaser in its sole discretion) prior to the expiration of the initial forty-five (45) day Due Diligence Period, the Due Diligence Period shall for all purposes herein be automatically extended until a date which is three (3) business days after the receipt by Purchaser of such approval from Nomura; provided further, Seller and Purchaser acknowledge and agree that if such approval is not obtained by June 20, 1997, this Agreement may be terminated by Purchaser, and, in such event, the Initial Deposit shall be returned to Purchaser by the Title Company, and the parties hereto shall thereafter have no further obligations one to the other hereunder, except as to Purchaser's obligations to return to Seller due diligence materials pursuant to Section 5.4 hereof, and except as to Purchaser's indemnification liabilities set forth in Section 6.1 and 19.1(d) hereof. Seller shall and shall cause Manager to exercise all reasonable efforts (without any out-of-pocket expense to Seller or Manager) to cooperate fully with Purchaser regarding any investigation Purchaser may wish to make of the Property or the operations of the Hotel. Purchaser agrees to exercise (and cause its authorized representatives to exercise) due care and reasonable prudence in performing such investigations and shall perform such investigations in a manner as shall not materially interfere with the operation of the Hotel. If Purchaser notifies Seller in writing on or before the expiration of the Due Diligence Period that Purchaser does not desire to consummate the transaction contemplated by this Agreement, for any reason whatsoever, this Agreement shall terminate, and the Initial Deposit shall be immediately returned to Purchaser by the Title Company, and the parties hereto shall thereafter have no further obligation one to the other hereunder, except as to Purchaser's obligations to return to Seller due diligence materials pursuant to Section 5.4 hereof, and except as to Purchaser's indemnification liabilities set forth in Section 6.1 and 19.1(d) hereof. If Purchaser fails to so terminate this Agreement prior to the expiration of the Due Diligence Period, Purchaser shall be deemed to have accepted the Property and shall proceed to Closing pursuant to the terms and conditions hereof. Unless Purchaser timely terminates this Agreement as provided in this Section 6.1, or pursuant to Article 4 hereof, the Deposit shall, except as otherwise specifically set forth in this Agreement, be non-refundable, and shall be applied as provided in this Agreement, unless Seller is unable or unwilling to satisfy all conditions stated in this Agreement to which Purchaser's obligations hereunder are subject, in which case, the Deposit shall be refunded to Purchaser. Purchaser hereby indemnifies, holds harmless, and agrees to defend Seller from and against any loss, cost, or expense (including, without limitation, attorney fees) resulting from any entry by Purchaser, or any employee, agent, principal of, or independent contractor of, Purchaser, upon the Property in connection with any tests or evaluations conducted by Purchaser during the Due Diligence Period, or any lien asserted by any third party as a result thereof. This provision of the immediately preceding sentence of this Section 6.1 shall survive the termination of this Agreement or the Closing.

                                    ARTICLE 7
                          REPRESENTATIONS AND WARRANTIES

    7.1 REPRESENTATIONS AND WARRANTIES OF SELLER. In addition to any other representations specifically made by Seller to Purchaser in this Agreement, as of the Effective Date, Seller represents and warrants to Purchaser that:

         (a) Seller is a general partnership duly formed and validly existing under the laws of the State of Ohio;

         (b) This Agreement and all other documents executed and delivered, or to be executed and delivered, by Seller in connection with the transaction contemplated hereby have been, or at the appropriate time will be, duly executed and delivered and constitute or, upon such execution and delivery will constitute, the legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, subject, however, to general principles of equity and to the effect of any bankruptcy, reorganization, moratorium, insolvency or other laws affecting the rights of creditors generally, provided, that Purchaser acknowledges that as of the Effective Date, Seller must still obtain various partner and lender approvals to the transaction contemplated hereby and as herein required;

         (c) Seller has taken all action required to authorize its execution of this Agreement and such other documents necessary for the consummation of the transaction contemplated hereby;

         (d) The authorization, execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller, will not, with or without the giving of notice or passage of time or both, violate, conflict with or result in the breach of any terms or provisions of or require any notice, filing registration or further consent, approval or authorization under (i) the partnership documentation of Seller, (ii) any statutes, laws, rules or regulations of any governmental body applicable to Seller or the Property, including, without limitation, the Legal Requirements (iii) any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority binding upon Seller or the Property, or (iv) any instrument or agreement to which Seller or the Property, is or may be bound;

         (e) Other than transient guests of the Hotel or other than is set forth herein or disclosed by Seller to Purchaser, there are no leases, tenancies, occupants or other persons in or entitled to possession of the Hotel or any portion thereof;

         (f) Seller will at Closing have good and marketable fee simple title to the Real Property and Improvements, which will be subject to the Permitted Exceptions;

         (g) Seller owns the Fixtures and Tangible Personal Property, the Consumables and the Supplies free and clear of all liens, claims, charges, security interests and encumbrances, other than such of said items as are leased from third parties;

         (h) No condemnation or other eminent domain proceedings have been instituted for which Seller has notice thereof or, to best of Seller's knowledge, no such proceedings are threatened against the Property;

         (i) To the best of Seller's knowledge, the present operation of the Property is in substantial compliance with all Legal Requirements and Seller has not received written notice nor does Seller have knowledge of any Violations affecting the Property;

         (j) To the best of Seller's knowledge, the present occupation of the Property is in substantial compliance with all the Permits and Seller has no knowledge of any license or permit which is necessary for the continued operation of the Hotel other than the Permits and the Existing Franchise Agreement;

         (k) Seller has not received written notice, nor does Seller have knowledge of any pending or threatened zoning change or variance which would interfere in any material respect with the use, occupation or operation of the Property as a hotel;

         (l) All guest rooms at the Hotel are and will be equipped with fixtures, furniture, furnishings and equipment, including, without limitation, the Fixture and Tangible Personal Property, at least at the levels for same reflected in the Consumables, Supplies and Fixtures and Tangible Personal Property Inventory;

         (m) The Consumables are and will be maintained at least at the levels for same reflected in the Consumables, Supplies and Fixtures and Tangible Personal Property Inventory;

         (n) The Supplies are and will be maintained at least at the levels for same reflected in the Consumables, Supplies and Fixtures and Tangible Personal Property Inventory;

         (o) To the best of Seller's knowledge, all items furnished to Seller pursuant to Section 5.1 of this Agreement are in all material respects, accurate, complete, and true as of the date furnished; provided, Seller has no reason to believe such items are not in all material respects accurate, complete and true as of the date furnished;

         (p) Seller has received no written notice of any threatened, and there currently is no pending, litigation which involves or affects the Property, except to the extent covered by insurance maintained by Seller or on behalf of Seller;

         (q) Other than as set forth herein or disclosed to Purchaser by Seller, or except as otherwise approved by Purchaser pursuant to Section
    5.2 hereof, there are and will be no material agreements at the Closing which Purchaser will be required to assume with respect to the operation of the Hotel or the Property (unless otherwise agreed to in writing by Purchaser). The term "material agreements" for the purposes of this subsection shall mean any agreements requiring an annual expenditure by Seller in excess of $10,000.00, or which are for a term in excess of one
    (1) year;

         (r) Seller has granted no rights of first refusal or options to purchase the Property;

         (s) The Existing Franchise Agreement is in full force and effect and Seller is not in default thereunder;

         (t) To the best of Seller's knowledge, and other than as found or contained in normal and customary materials and supplies used in connection with the operation of the Hotel, there has been no presence, use, generation, release, discharge, storage, disposal, or transportation of any Hazardous Materials on, under, in, about, to, or from the Property (or any portion thereof), and, from the date hereof through the Closing Date, it shall not cause or permit the presence, use, generation, release, discharge, storage, disposal, or transportation of any Hazardous Materials on, under, in, about, to, or from the Property (or any portion thereof);

         (u) All Impositions have been paid in a timely fashion and are current; and

         (v) Seller is not aware of any material defects, latent or otherwise, relating to the Improvements.

    Notwithstanding anything contained in this Section 7.1 to the contrary, if Seller hereafter determines that any of the foregoing representations or warranties are incorrect or misleading in any material respect, Seller shall immediately notify Purchaser of same and Purchaser shall within ten (10) days after receipt of such notice either (i) terminate this Agreement, and be entitled to a return of the Deposit with neither party hereto being thereafter obligated one to the other hereunder, except as to Purchaser's obligations to return to Seller due diligence materials pursuant to Section 5.4 hereof, and except as to Purchaser's indemnification liabilities set forth in Sections 6.1 and 19.1(d) hereof, or (ii) waive such matters and proceed to Closing.

    7.2 DEFINITION OF HAZARDOUS MATERIALS. As used in this Agreement, the term "Hazardous Materials" means any hazardous or toxic substances, material or wastes, including, but not limited to, those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. Section 172.101) or by the Environmental Protection Agency's hazardous substances (40 C.R.R. Part 302) and amendments thereto, or such substances, materials, constituents, and wastes which are currently regulated under any applicable local, state, or federal law including, without limitation: (i) petroleum, gasoline or other petroleum derivatives, or additives to gasoline or other petroleum derivative; (ii) asbestos or asbestos-containing materials; (iii) polychlorinated biphenyls; (iv) designated as a "hazardous substance" pursuant to section 307 of the Clean Water Act (33 U.S.C. Section 1317); (v) defined as "hazardous waste" pursuant to section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6903); (vi) defined as a "hazardous substance" pursuant to section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 2 U.S.C. Section 9601 ET SEQ. (42 U.S.C. Section 9601); or (vii) any substance the nature, use, manufacture, or effect of which render it subject to federal, state, or local regulation, investigation, removal, or remediation as potentially hazardous or toxic, injurious to human health or welfare, or injurious to the environment.

    7.3 REPRESENTATIONS AND WARRANTIES OF PURCHASER. As of the Effective Date, Purchaser represents and warrants to Seller that:

         (a) Purchaser is a corporation duly formed and validly existing under the laws of the State of Maryland;

         (b) This Agreement and all other documents executed and delivered, or to be executed and delivered, by Purchaser in connection with the transaction contemplated hereby have been, or at the appropriate time will be, duly executed and delivered and constitute or, upon such execution and delivery will constitute, the legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms and provisions, subject, however, to general principles of equity and to the effect of any bankruptcy, reorganization, moratorium, insolvency or other laws affecting the rights of creditors generally;

         (c) Purchaser has taken all action required to authorize its execution of this Agreement and such other documents necessary for the consummation of the transaction contemplated hereby; and

         (d) The authorization, execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, will not, with or without the giving of notice or passage of time or both, violate, conflict with or result in the breach of any terms or provisions of or require any notice, filing registration or further consent, approval or authorization under (i) the certificate of incorporation or by-laws of Purchaser, (ii) any statutes, laws, rules or regulations of any governmental body applicable to Purchaser, (iii) any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority binding upon Purchaser, or
    (iv) any instrument or agreement to which Purchaser, is or may be bound;

         (e) Purchaser has timely filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by Purchaser (collectively, the "SEC Reports"), all of which complied, at the time filed, in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations promulgated thereunder. None of the SEC Reports, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

         (f) The consolidated balance sheets and the related consolidated statements of operations, consolidated cash flow and consolidated shareholders' equity (including the notes thereto) of Purchaser and its subsidiaries contained or incorporated by reference in the SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and present fairly the consolidated financial position of Purchaser and its subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein, in conformity with GAAP applied on a consistent basis, (i) except as otherwise noted therein, (ii) subject in the case of unaudited financial statements to normal year-end audit adjustments, (iii) except that the unaudited financial statements do not contain all of the footnote disclosures required by GAAP, and (iv) except as otherwise permitted by Form-10Q, the Securities Act or the Exchange Act; and

         (g) The issuance of the shares of Host Funding Stock to Seller hereunder is not subject to any preemptive rights, rights of first refusal or other preferential rights that have not been waived, and such shares when issued and delivered in accordance with the terms of this Agreement will be validly issued, fully paid and non-assessable and will be free of any liens or encumbrances whatsoever; provided, however, that such shares shall be subject to restrictions upon transfer under applicable securities laws. Except for (i) Guy E. Hatfield and (ii) the holders of the Series A Warrants and Series B Warrants of Purchaser, no holder of the common stock of Purchaser has registration rights with respect thereto.

    Notwithstanding anything contained in this Section 7.1 to the contrary, if Purchaser hereafter determines that any of the foregoing representations or warranties are incorrect or misleading in any material respect, Purchaser shall immediately notify Seller of same and Seller shall within ten (10) days after receipt of such notice either (i) terminate this Agreement, in which event Purchaser shall be entitled to a return of the Deposit with neither party hereto being thereafter obligated one to the other hereunder, except as to Purchaser's obligation to return to Seller due diligence materials pursuant to Section 5.4 hereof, and except as to Purchaser's indemnification liabilities set forth in Section 6.1 and 19.1(d) hereof, or (ii) waive such matters and proceed to Closing.

    7.4 DURATION OF REPRESENTATIONS AND WARRANTIES. Except as otherwise expressly provided herein, all representations and warranties of Seller contained in this Agreement and in any document or instrument delivered by Seller in connection herewith shall survive the Closing for a period of one (1) year following the Closing. Any claim or claims by Purchaser which, if successful, would result in Purchaser's Damages (as hereinafter defined) arising from the inaccuracy of a representation or a breach of warranty of Seller, shall be effective and valid only if Purchaser notifies Seller of such claim or claims on or before the date which is one (1) year following the Closing and commences an action, suit or proceeding against Seller with respect to such claim or claims not later than sixty (60) days after the end of such one (1) year period. Notwithstanding anything contained in this Section 7.4 to the contrary, Purchaser's Damages shall be limited as follows: (i) Seller shall have no liability for any Purchaser's Damages unless and until Purchaser's Damages shall exceed the sum of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) in the aggregate, and (ii) Seller's liability with respect to Purchaser's Damages shall in no event exceed the sum of TWO HUNDRED EIGHTY-FIVE-THOUSAND THREE HUNDRED SIXTY AND NO/100 DOLLARS ($285,360.00) in the aggregate, it being understood that Seller shall be released from all liability for any Purchaser's Damages which exceed said amount. In order to secure Purchaser from an occurrence of any claim or claims giving rise to Purchaser's Damages, the Host Funding Stock shall be held back in trust for Purchaser by Seller for a period of one (1) year following the Closing, and the Host Funding Stock shall be appropriately legended to reflect the agreements set forth in this Section 7.4; provided, that in the event no claim or claims giving rise to Purchaser's Damages occur within said one (1) year period, Seller shall thereafter hold the Host Funding Stock free of any such security obligations or responsibilities set forth in this Section 7.4. "Purchaser's Damages," as used herein, shall mean all loss, liability, damage and expense suffered or incurred by Purchaser following the Closing Date which results from a misrepresentation or breach of warranty by Seller set forth in this Agreement, or in any document or instrument delivered by Seller in connection herewith, which is not waived in writing by Purchaser. For the purposes of this Agreement, Purchaser's Damages shall be computed net of (i) any insurance proceeds acknowledged by the insurer at the time of such computation to be payable with respect thereto to Purchaser and (ii) any amounts recovered by Purchaser from any third parties, which reduce the damages that would otherwise be sustained; provided, however, that
(x) in all cases the timing of the receipt or realization of insurance proceeds or recoveries from third parties shall be taken into account in determining the amount of reduction of damages and (y) in the event Purchaser shall receive or realize insurance proceeds or recoveries from third parties after such determination of damages (which were not included in such determination), the amount thereof shall promptly be remitted by Purchaser to Seller. All representations and warranties contained in this Article 7, as modified by the provisions of the last paragraphs of Sections 7.1 and 7.3 hereof, shall be deemed restated or updated on and as of the Closing Date, but, except as set forth in this Section 7.4, shall not survive the Closing.

                                    ARTICLE 8
                        CONDITIONS TO SELLER'S OBLIGATIONS

    8.1 CONDITIONS. Seller's obligation to close hereunder shall, in addition to any and all other applicable conditions set forth in this Agreement, be subject to the satisfaction of each of the following conditions, any one or more of which may be waived by Seller in writing:

         (a) PURCHASER'S COMPLIANCE WITH OBLIGATIONS. Purchaser shall have complied in all material respects with all obligations and covenants required by this Agreement to be complied with by Purchaser as of the Closing Date.

         (b) TRUTH OF PURCHASER'S REPRESENTATIONS AND WARRANTIES. Subject to the last paragraph of Section 7.3 hereof, the representations and warranties of Purchaser contained in Section 7.3 shall have been true in all material respects when made, and shall be true in all material respects on the Closing Date.

         (c) CLOSING INVENTORY. Seller shall have received a Closing Inventory reasonably acceptable to Seller.

         (d) CLOSING REPORT. Seller shall have received a Closing Report reasonably acceptable to Seller.

         (e)  OPERATING LEASE.   Prior to expiration of the Due Diligence
    Period, Purchaser shall have furnished written evidence to Seller that the Operating Lease has been executed by Purchaser and Operator.

         (f)  HOST FUNDING FRANCHISE AGREEMENT.   Prior to the expiration of
    the Due Diligence Period, Seller shall have received written evidence that the form and content of the Host Funding Franchise Agreement has been agreed upon by Purchaser and Buckhead America Corporation, and that the same is ready for execution, subject only to Purchaser paying the costs and expenses required for its issuance.

         (g)  EXISTING FRANCHISE AGREEMENT.   Prior to the expiration of the
    Due Diligence Period, Seller and Purchaser shall have received written evidence that the Existing Franchise Agreement will be terminated at Closing, and that Buckhead America Corporation will incident thereto release Seller from any further obligations thereunder without the necessity of Seller paying any fees or penalties, if applicable, for early termination of the Existing Franchise Agreement.

         (h)  EMPLOYEE INDEMNIFICATION AGREEMENT.   Seller shall have received
    the Employee Indemnification Agreement in form and content reasonably acceptable to Seller.

                                    ARTICLE 9
                      CONDITIONS TO PURCHASER'S OBLIGATIONS

    9.1 CONDITIONS. Purchaser's obligations to close hereunder, in addition to any and all other applicable conditions set forth in this Agreement, shall be subject to the satisfaction of each of the following conditions, any one or more of which may be waived by Purchaser in writing:

         (a) SELLER'S COMPLIANCE WITH OBLIGATIONS. Seller shall have complied in all material respects with all obligations and covenants required by this Agreement to be complied with by Seller as of the Closing Date.

         (b) TRUTH OF SELLER'S REPRESENTATIONS AND WARRANTIES. Subject to the last paragraph of Section 7.1 hereof, the representations and warranties of Seller contained in Section 7.1 shall have been true in all material respects when made, and shall be true in all material respects on the Closing Date.

         (c) HOST FUNDING FRANCHISE AGREEMENT. Purchaser and Buckhead America Corporation shall, on or before the Closing Date, have executed, at no cost or expense (including, without limitation, application fees, initial fees, affiliation fees or relicensing fees) to Seller, a franchise or license agreement (the "Host Funding Franchise Agreement") for the operation of the Hotel as a Country Hearth Inn, in form and substance acceptable to Purchaser in its sole discretion.

         (d) OPERATING LEASE. Buckhead America Corporation ("Operator") and Purchaser shall, on or before the expiration of the Due Diligence Period, have executed an Operating Lease (the "Operating Lease"), in form and substance acceptable to Purchaser in its sole discretion, reflecting therein the agreement of Operator to lease and operate the Hotel on behalf of Purchaser.

         (e) CLOSING INVENTORY. Purchaser shall have received a Closing Inventory reasonably acceptable to Purchaser.

         (f) CLOSING REPORT. Purchaser shall have received a Closing Report reasonably acceptable to Purchaser.

         (g) EMPLOYEE INDEMNIFICATION AGREEMENT. Purchaser shall have received the Employee Indemnification Agreement in form and content reasonably acceptable to Purchaser.

         (h)  INVESTMENT LETTER AGREEMENT.   Purchaser shall have received an
    Investment Letter Agreement from each recipient of Host Funding Stock on the Closing Date.

                                    ARTICLE 10
                         CERTAIN COVENANTS AS TO ACTIONS
                          AND OPERATIONS PENDING CLOSING

    10.1 COVENANTS.  Seller hereby covenants to Purchaser and agrees as follows:

         (a) Prior to the Closing, Seller shall continue to maintain, operate and manage (or shall cause Manager to maintain, operate and manage) the Property and the Hotel in the same manner that Seller and/or Manager have heretofore maintained and operated the Property and the Hotel;

         (b) Except as otherwise set forth herein, including, without limitation, Section 13.4 hereof, Seller will use its best efforts to at the Closing pay all expenses, accrued or otherwise, and of any type or kind whatsoever, through the Closing Date with regard to the Property and the Hotel;

         (c) Prior to the Closing, Seller, or Manager on behalf of Seller, shall (i) make all necessary repairs and replacements which are required to maintain the Property in the same physical and operating condition (normal wear and tear excepted and except for repairs or replacements resulting from fire, other casualty, condemnation or a taking by eminent domain, as to which Article 14 shall apply), and (ii) maintain the Supplies, the Consumables and the Fixtures and Tangible Personal Property in good condition and at least at the levels for such items reflected in the Consumables, Supplies and Fixtures and Tangible Personal Property Inventory.

         (d) Prior to the Closing, neither Seller nor Manager shall, without the prior written consent of Purchaser, enter into any Bookings at the Hotel which are not substantially in accordance with Seller's past booking practices at the Hotel in a single transaction;

         (e) Prior to the Closing, Seller shall (and shall cause Manager to) use all reasonable efforts to cooperate and assist Purchaser in obtaining assignments of and/or the issuance of any new permits, licenses or approvals necessary for the consummation of the transaction contemplated hereby and the continuation after the Closing of the normal operation of the Hotel in a manner consistent with its present use;

         (f) Prior to the Closing, Seller shall use all reasonable efforts (at no cost or expense to Seller) to cooperate and assist Purchaser in obtaining the Host Funding Franchise Agreement;

         (g) Prior to or at Closing, Seller will cancel or terminate the Management Agreement, and any other consulting or similar type agreements with regard to the Property or the Hotel; and

         (h) Seller will not, during the pendency of this Agreement, place any new encumbrances on the Property or modify the Existing Franchise Agreement or modify or enter into any other or new documents material to the operation of the Property as a "Country Hearth Inn", without the prior written consent of Purchaser.

                                   ARTICLE 11
                                CLOSING MATTERS

    11.1 CLOSING. The closing of the transaction contemplated hereby (the "Closing") shall take place at the office of the Title Company or in Columbus, Ohio at the offices of Seller on the date (the "Closing Date") that is no more than thirty (30) days following the expiration of the Due Diligence Period.

    11.2 CLOSING ESCROW. The transaction contemplated hereby shall be closed by means of an escrow, with the concurrent delivery of the documents of title, transfer of interests, delivery of the Title Policy and payment, assumption and/or delivery of the applicable components of the Purchase Price. Seller and Purchaser shall each pay fifty percent (50%) of any charges of the Title Company for such escrow closing. This Agreement shall not be merged into the Escrow Instructions, but the Escrow Instructions shall be deemed auxiliary to this Agreement, and, as between the parties hereto, the provisions of this Agreement shall govern and control.

                                   ARTICLE 12
                         CLOSING DELIVERIES; POSSESSION

    12.1 SELLER'S DELIVERIES. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

         (a) A recordable general warranty deed from Seller to Purchaser conveying the Real Property and the Improvements, subject only to the Permitted Exceptions;

         (b) A Bill of Sale transferring to Purchaser all of Seller's right, title and interest in and to the Fixtures and Tangible Personal Property, the Consumables and the Supplies;

         (c) An assignment conveying and transferring to Purchaser, and Purchaser's assumption of, all of Seller's right, title and interest in, to and under any and all the Bookings, the Hotel Contracts and the Permits (to the extent transferrable and to the extent Purchaser agrees, at its option, to assume all or portions of the Hotel Contracts pursuant to Section 5.2 hereof); provided, at Purchaser's direction, all or portions of the Bookings, the Permits and the Hotel Contracts will be assigned to Operator, provided further, if any of the Bookings, the Hotel Contracts or the Permits are in the name of the Manager, Seller shall cause Manager to make such assignments;

         (d) An ALTA Owner's Title Insurance Policy (the "Title Policy"), issued in favor of Purchaser by the Title Company, in the amount equal to that portion of the Purchase Price allocable to the Real Property and the Improvements, insuring Purchaser's fee simple title to the Real Property and the Improvements, subject only to the Permitted Exceptions and otherwise in conformity with the Title Commitment;

         (e) A certification in a form to be provided or approved by Purchaser, signed by Seller under penalties of perjury, containing the following: (i) Seller's U.S. Taxpayer Identification Number; (ii) the business address of Seller; and (iii) a statement that Seller is not a foreign person within the meaning of Sections 1445 and 7701 of the IRC;

         (f)  A counterpart of the Closing Statement, executed by Seller;

         (g) A copy of a letter addressed to and accepted by Manager terminating the Management Agreement and, as applicable, letters terminating any other consulting or similar type agreements with regard to the Property and the Hotel as of the Closing Date;

         (h) IRS Form 1099 and any State, County or local transfer declarations required by any governmental authority having jurisdiction over the Property;

         (i) A list, certified by Manager, of all Continuing Obligations, the Hotel Contracts and the Permits as of the Closing Date;

         (j) A certificate executed by Seller (or Manager) and reflecting therein that Seller has paid or caused to be paid, in a timely fashion, all Impositions, and that same are current;

         (k)  The Agreement Not to Compete;

         (l) All guest lists, ledgers, software and data bases, and other documents, correspondence and memoranda and plans, engineering drawings and specifications included (to the extent located at the Hotel, such items shall not be physically delivered to Purchaser at the Closing unless Purchaser otherwise requests same); and

         (m) An Investment Letter Agreement from each recipient of Host Funding Stock on the Closing Date.

    12.2 PURCHASER'S DELIVERIES. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

         (a)  The Cash Portion of the Purchase Price;

         (b) Subject to the provisions of Section 7.4 hereof, the Host Funding Stock;

         (c) An assumption of all obligations of Seller by Purchaser or Operator (if so directed by Purchaser) arising from and after the Closing Date under the items assigned to Purchaser or Operator (if so directed by Purchaser) pursuant to Section 12.1(c) hereof; and

         (d)  A counterpart of the Closing Statements, executed by Purchaser.

    12.3 CONCURRENT TRANSACTIONS. All documents or other deliveries required to be delivered by Purchaser or Seller at the Closing, and all transactions required to be consummated concurrently with the Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required to be made by Purchaser and Seller shall have been made, and all transactions contemplated hereby shall have been consummated, except to the extent that such delivery or transaction may be waived by the party to be benefited thereby.

    12.4 FURTHER ASSURANCES. Seller and Purchaser will, at the Closing, or at any time or from time to time thereafter, upon request of either party, execute such additional instruments, documents or certificates as either party, or the Title Company deems reasonably necessary, including, without limitation, State, County, or local transfer declarations, in order to convey, assign and transfer the Property to Purchaser and otherwise to carry out the purposes and intent of this Agreement.

    12.5 POSSESSION. Possession of the Property shall be delivered to Purchaser at the Closing, subject to the Permitted Exceptions.

                                   ARTICLE 13
                          ADJUSTMENTS AND PRORATIONS;
                       CLOSING INVENTORY; CLOSING REPORT

    13.1 ADJUSTMENTS AND PRORATIONS. In addition to the Purchase Price payable pursuant to Article 3 of this Agreement and the increases, decreases and adjustments to the Cash Portion of the Purchase Price provided for elsewhere in this Agreement, Purchaser and Seller shall, on an accrual basis, also make the adjustments thereto provided for in this Article 13, which (except as otherwise expressly provided) are to be apportioned with respect to the Property as of the Cut-off Time (such that the period preceding the Closing Date shall be for the account of Seller and the period from and after the Closing Date shall be for the account of Purchaser) and, to the extent possible, settled at Closing:

         (a) HOTEL REVENUES AND RECEIVABLES. All Hotel Revenues and the Receivables shall be prorated as of the Cut-off Time; provided, however, that Hotel Revenues and the Receivables with respect to Hotel Revenues arising from the letting of Hotel guest rooms for the night immediately preceding the Closing Date shall be shared equally by Seller and

    Purchaser. Purchaser shall not be obligated to pay Seller for any of the Receivables. Following the Closing, Seller shall have the right to collect the Receivables. Purchaser shall have no obligation to pursue collection of the Receivables, but, if Purchaser should receive any payment on account of any of the Receivables at any time following the Closing, Purchaser shall promptly remit such payment to Seller. If Seller should receive any payment on account of any Hotel Revenue relating to periods of time after the Closing, Seller shall promptly remit such payment to Purchaser. Purchaser will, subject to the provisions of Section 13.1(b) below, honor, for its account, the terms and rates of all the Bookings entered into by Seller or Manager prior to the Closing Date, but confirmed for periods of time after the Closing Date. Any down payments on such confirmed Bookings and other advance payments made with respect to Bookings for dates on or after the Closing Date will be credited to Purchaser at the Closing.

         (b) CONTINUING OBLIGATIONS. Purchaser shall receive a credit in an amount equal to the projected cost to be incurred by Purchaser in fulfilling the Continuing Obligations.

         (c) IMPOSITIONS. All Impositions shall be prorated as of the Cut-off Time. If the amount of any such item is not ascertainable on the Closing Date, the credit therefor shall be based on the most recent available bills or statements; provided, that with respect to real property ad valorem taxes, if such amount is not ascertainable on the Closing Date, the parties will reasonably estimate the amount of same based on their examination of available millage rates and exemptions as such items relate to the portion of the Purchase Price allocable to the Real Property and the Improvements; provided further, such amount shall after the Closing be adjusted upon receipt of the actual bills or statements only in the event Seller is due a
    credit adjustment with regard to same.   Further, in the case of real and
    personal property AD VALOREM taxes, Seller shall pay all such taxes assessed by the respective jurisdictions for all fiscal periods prior to the fiscal period in which the Closing occurs; such taxes assessed for the fiscal period in which the Closing occurs shall be prorated as of the Cut-off Time.

         (d) UTILITY CONTRACTS AND COSTS. All utility costs including, without limitation, water, sewer charges and rents, telephone, steam, electricity, gas, lighting and other utility services shall be prorated as of the Cut-off Time on the basis of the most recently issued bills therefor, with a subsequent adjustment of such utilities promptly after the issuance of bills for the period which includes the Closing Date. At the Closing (i) Seller shall (if transferrable) assign to Purchaser (or, at Purchaser's option, to Operator) all deposits, if any, made by Seller as security or otherwise under any public utility service contracts which shall remain on deposit for the benefit of Purchaser (or, at Purchaser's option, Operator) subsequent to the Closing and (ii) Seller shall receive a credit in an amount equal to such deposits.

         (e) EXISTING FRANCHISE AGREEMENT COSTS. All Existing Franchise Agreement Costs shall be prorated as of the Cut-off Time.

         (f) HOTEL CONTRACTS. Any amounts prepaid or payable under any Hotel Contracts shall be prorated as of the Cut-off Time, provided any Hotel Contract Purchaser elects not to assume shall be terminated by Seller as of the Closing Date and Seller will be responsible for the payment of any sums due under such Hotel Contracts through such termination date and the Closing Date.

         (g) EXPENSES. All prepaid expenses, outstanding due bills and other accounts payable relating to the operation of the Hotel (excluding those relating to the Hotel Contracts) shall be prorated as of the Cut-off Time, it being understood that all such expenses, bills and accounts payable relating to purchases of goods and services delivered or provided prior to the Closing Date shall be payable by Seller and all such expenses, bills and accounts payable relating to purchases of goods and services delivered or provided on or after the Closing Date shall be payable by Purchaser; provided such expenses, bills and accounts payable have been incurred in accordance with the requirements of Section 10.1(a) hereof.

    13.2 SUPPLIES; CONSUMABLES; FIXTURES AND TANGIBLE PERSONAL PROPERTY; CLOSING INVENTORY; CLOSING REPORT. Manager, under the supervision of the respective agents of Seller and Purchaser, shall, prior to the Closing and at times so as to not unreasonably interfere with Hotel operations (i) conduct an inventory of the Supplies, the Consumables, and the Fixtures and Tangible Personal Property located at the Hotel as of the Cut-off Time (the "Closing Inventory"), and (ii) conduct such other inventories, examinations and audits of the Hotel and the Property, and the books and records of the Hotel and the Property, as necessary to prepare a report reflecting the adjustments and prorations to be made and calculated pursuant to this Article 13, including any adjustments contemplated by this Section 13.2 (the "Closing Report"). In the event the Closing Inventory shall reflect that the Supplies, the Consumables and/or the Fixtures and Tangible Personal Property are at levels which are less than the levels for any of such items as reflected on the Consumables, Supplies and Fixtures and Tangible Personal Property Inventory, Purchaser shall be entitled to a credit equal to the cost which would be incurred by Purchaser to cause the Supplies, the Consumables, and/or the Fixtures and Tangible Personal Property, as applicable, to be increased to levels for same as reflected Consumables, Supplies and Fixtures and Tangible Personal Property Inventory (determined based on the then cost of the item or items in question charged in the ordinary course of business of the Hotel). In the event the Closing Inventory shall reflect that the Supplies, the Consumables and/or the Fixtures and Tangible Personal Property, as applicable, are at levels above those reflected for any of such items in the Consumables, Supplies and Fixtures and Tangible Personal Property Inventory, as applicable, Seller shall be entitled to a credit equal to the cost of those items which are at levels above those reflected in the Consumables, Supplies and Fixtures and Tangible Personal Property Inventory (determined based on the then cost of the item or items in question charged in the ordinary course of business of the Hotel). Except as expressly provided in this Section 13.2 with respect to the Supplies, the Consumables, or the Fixtures and Tangible Personal Property, the parties acknowledge and agree that there will be no other adjustments or prorations made with respect to the Supplies, the Consumables or the Fixtures and Tangible Personal Property.

    13.3 MANAGEMENT AGREEMENT. There shall be no adjustment for management fees and reimbursements (if any) due Manager under the Management Agreement through the Closing Date; provided, that any such fees and reimbursements shall be the sole responsibility of Seller, and Seller hereby indemnifies and holds Purchaser safe and harmless from the payment of same.

    13.4 POST-CLOSING ADJUSTMENTS AND PAYMENT OF CERTAIN EXPENSES. Within the thirty (30) day period following the Closing, Seller and Purchaser, or their respective agents, shall reasonably determine if any of the adjustments or prorations made pursuant to this Article 13 were in error, or, as applicable, require further adjustment or proration. In the event any adjustments or prorations made pursuant to this Article 13 are found to be erroneous, or, by the terms hereof, require further adjustment or proration, such errors or post-Closing adjustments or prorations shall be corrected or further adjusted and prorated as soon as practicable after the Closing, and if at all possible, within thirty (30) days after the Closing. Further, and within such thirty
(30) day period following the Closing, Seller shall pay all expenses, accrued or otherwise, and of any type or kind whatsoever, prior to the Cut-off Time with regard to the Property and the Hotel and which were not susceptible of payment at the Closing pursuant to the provisions of Section 10.1(b) hereof. The provisions of this Article 13 shall survive the Closing.

                                   ARTICLE 14
                              CASUALTIES AND TAKINGS

    14.1 CASUALTIES. In the event that, subsequent to the Effective Date and prior to the Closing, any portion of the Property shall be damaged or destroyed by fire or other casualty in excess of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00), Purchaser may, at its option, either (a) terminate this Agreement by written notice thereof to Seller within ten (10) days after Seller notifies Purchaser of the casualty, at which time Seller shall direct the Title Company to promptly return the Deposit to Purchaser, with neither party hereto being thereafter obligated to the other, except as to Purchaser's obligation to return to Seller due diligence materials pursuant to Section 5.4 hereof, and except for Purchaser's indemnification liabilities set forth in Sections 6.1 and 19.1(d) hereof, or (b) proceed to the Closing, in which event Seller shall, at Purchaser's option, deliver to Purchaser at the Closing any insurance proceeds received by Seller attributable to the Property from such casualty or allow Purchaser at the Closing a credit against the Purchase Price in the amount of such agreed upon insurance proceeds. In the event that such damage is an amount less than FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00), Purchaser shall proceed to the Closing, provided that Purchaser may, at its option, (i) pay the full balance of the Purchase Price, in which event Purchaser shall be entitled to any insurance proceeds received attributable to the Property from such casualty or (ii) reduce the Purchase Price in an amount equal to the fair market value of the cost to repair the damages (as mutually agreed upon by Seller and Purchaser), in which event Seller shall be entitled to any insurance proceeds attributable to the Property from such casualty.

    14.2 TAKINGS. In the event of the institution of any proceeding for the taking or condemnation of a substantial portion of the Property prior to the Closing, Purchaser may, at its option, either (a) terminate this Agreement by written notice thereof to Seller within ten (10) days after Seller notifies Purchaser of the proceedings for condemnation or taking, at which time Seller shall direct the Title Company to promptly return the Deposit to Purchaser, with neither party hereto being thereafter obligated to the other, except as to Purchaser's obligation to return to Seller due diligence materials pursuant to Section
5.4 hereof, and except for Purchaser's indemnification liabilities set forth in Sections 6.1 and 19.1(d) hereof, or (b) proceed to the Closing, in which event Seller shall assign and/or deliver to Purchaser at Closing any claims with regard to same and any proceeds received by Seller attributable to the Property from such condemnation or eminent domain proceeding. As used in this Section 14.2, the taking of a "substantial portion" of the Property shall mean (i) a taking in excess of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) of the fair market value of the Property or (ii) a taking which materially affects the value of the Property as used for the operation of the Hotel.

                                   ARTICLE 15
                                EMPLOYEE MATTERS

    15.1 EMPLOYEES. Seller and Purchaser acknowledge and agree that any employees and personnel associated with the operation of the Property or the Hotel are, and unless otherwise terminated, will remain the employees of Manager after the Closing, and shall not be and shall not be deemed to be the employees or personnel of Seller or Purchaser. Seller and Purchaser further acknowledge and agree that from and after the Closing, neither Seller nor Purchaser shall be liable or responsible for any costs, expenses, salaries, employee benefit or incentive plans (including, without limitation, "ERISA" plans), employment agreements, exit payments (including, without limitation, final payroll or accrued vacation time) or the like payable, accruing or otherwise due to any such employees or personnel of Manager (collectively, the "Employee Costs"). Seller and Purchaser also agree to at the Closing require Manager and/or Operator, as applicable, to deliver to Seller and Purchaser an indemnification agreement (the "Employee Indemnification Agreement") indemnifying Seller and Purchaser as to the Employee Costs.

                                  ARTICLE 16
                             REMEDIES ON DEFAULT

    16.1 SELLER DEFAULT. If this Agreement is terminated by Purchaser pursuant to any one or more Sections hereof which entitle Purchaser to terminate this Agreement, Purchaser shall be entitled to the return of the Deposit (including the interest earned thereon). If the sale contracted for herein is not consummated due to a failure on the part of Seller in the performance of any of its obligations hereunder ("Seller Default"), then Purchaser shall either (i) terminate this Agreement and accept the return of the Deposit or (ii) sue for specific performance, as its sole and exclusive remedies, Purchaser hereby waiving the right to bring a suit for damages, and waives all other remedies at law or in equity.

    16.2 PURCHASER DEFAULT. If the sale contracted for herein is not consummated due to Purchaser's failure to perform any of its obligations hereunder ("Purchaser Default") other than a Seller Default, then the Deposit shall be paid to Seller by the Title Company as liquidated damages for such Purchaser Default as Seller's sole and exclusive remedy; provided , that notwithstanding anything contained herein to the contrary, the payment of the Deposit to Seller shall not relieve Purchaser from (i) its indemnification obligations pursuant to Sections 6.1 and 19.(d) hereof, or
(ii) its obligation to return to Seller due diligence materials as set forth in Section 5.4 hereof. The parties agree that the amount of liquidated damages described in the preceding sentences, as applicable, is a reasonable sum considering all of the circumstances existing as of the date hereof, including the relationship of such sum to the amount of harm to Seller that reasonably could be anticipated, Seller's anticipated use of the proceeds of sale and the fact that actual damages would be impossible to determine.

    PURCHASER AND SELLER AGREE THAT BASED UPON THE CIRCUMSTANCES NOW EXISTING, KNOWN AND UNKNOWN, IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ESTABLISH SELLER'S DAMAGE BY REASON OF PURCHASER'S DEFAULT, EXCEPT AS OTHERWISE SET FORTH IN THE IMMEDIATELY PRECEDING PARAGRAPH OF THIS SECTION 16.2. SELLER AND PURCHASER ACKNOWLEDGE AND AGREE THAT THE APPLICABLE FOREGOING AMOUNT OF LIQUIDATED DAMAGES IS REASONABLE AS LIQUIDATED DAMAGES AND SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY IN LIEU OF ANY OTHER RELIEF, RIGHT OR REMEDY, AT LAW OR IN EQUITY, TO WHICH SELLER MIGHT OTHERWISE BE ENTITLED BY REASON OF PURCHASER'S DEFAULT, EXCEPT AS OTHERWISE SET FORTH IN THE IMMEDIATELY PRECEDING PARAGRAPH OF THIS SECTION 16.2, SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 16.2 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

Seller's Initials:__________                     Purchaser's Initials:__________


                                   ARTICLE 17
                            AGREEMENT NOT TO COMPETE

    17.1 AGREEMENT. Seller and Purchaser shall at Closing enter into an Agreement Not to Compete (the "Agreement Not to Compete") providing that Seller nor Investment Resources, Inc. (nor Investment Resources Capital Corp.) may manage, operate or own an interest in any hotel or motel property within a five (5) mile radius of any portions of the Property for a period of five (5) years after Closing. The Agreement Not to Compete will be in form and substance mutually agreed to by Seller and Purchaser prior to the expiration of the Due Diligence Period.

                                   ARTICLE 18
                                     NOTICES

    18.1 NOTICES. All notices, demands, or other communications of any type (herein collectively referred to as "Notices") given by Seller to Purchaser or by Purchaser to Seller, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this
Section 18.1. All Notices shall be in writing and delivered to the person to whom the notice is directed, either (a) by telephonic facsimile communication,
(b) by Federal Express or other guaranteed overnight delivery service, or (c) by United States Mail, as a registered or certified item, return receipt requested. Any of the Notices may be delivered by the parties hereto or by their respective attorneys. Any notice delivered by telephonic facsimile communication or Federal Express or other guaranteed overnight delivery service shall be deemed effective one (1) day after being transmitted to the applicable telephone facsimile numbers set forth below, if such Notices are sent by telephonic facsimile communication, or when delivered to the addresses set forth below if sent by Federal Express or other guaranteed overnight delivery service. Notices delivered by registered or certified mail shall be deemed effective three (3) days after being deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, with return receipt requested addressed to the party to be so notified as follows:

    If intended for Seller, to:      Indianapolis West Equity Partners
                                     c/o Investment Resources Capital Corp.,
                                     General Partner
                                     1650 Lake Shore Drive
                                     Columbus, Ohio 43204
                                     Attn:    Victor A. Baker

    With a copy to:                  Bricker & Eckler
                                     100 S. Third Street
                                     Columbus, Ohio 43215
                                     Attn:    Craig Haddox, Esq.

    If intended for Purchaser to:    Host Funding, Inc.
                                     6116 North Central Expressway, Suite 1313
                                     Dallas, Texas 75206
                                     Attn:    Michael McNulty, President

    With a copy to:                  James M. Duncan, Esq.
                                     James M. Duncan, P.C.
                                     703 McKinney Avenue, Suite 432
                                     Dallas, Texas 75202

                                   ARTICLE 19
                        ADDITIONAL COVENANTS; PIGGY-BACK
                              REGISTRATION RIGHTS

    19.1 ADDITIONAL COVENANTS.  In addition, the parties agree as follows:

         (a)  SELLER EXPENSES.  Seller shall be responsible for the payment of
    (i) except as set forth in 19.1(b)(i), fifty percent (50%) of the title insurance premium with regard to the Title Policy (to be calculated upon that portion of the Purchase Price allocable to the Real Property and the Improvements), (ii) documentary and/or transfer taxes, and mortgage and/or deed of trust related taxes and charges, provided that any transfer taxes shall be calculated on that portion of the Purchase Price allocated to the Real Estate and the Improvements, unless otherwise required by any applicable Legal Requirement, (iii) fifty percent (50%) of all escrow fees, and (iv) the registration expenses of the holders of the Host Funding Stock as set forth in Section 19.2(d) hereof. Additionally, the fees and expenses of Seller's designated representatives, accountants and attorneys shall be borne by Seller.

         (b) PURCHASER EXPENSES. Purchaser shall be responsible for the payment of (i) fifty percent (50%) of the title insurance premium with regard to the Title Policy (to be calculated on that portion of the Purchase Price allocable to the Real Property and the Improvements), provided, Purchaser shall pay all costs for extended coverage and endorsements requested by Purchaser, (ii) the cost of the Survey, (iii) the cost of any environmental studies undertaken by Purchaser, (iv) all costs and expenses related to Purchaser's due diligence inspections and investigations pursuant hereto, (v) all costs, expenses and fees relating to the obtaining by Purchaser of the Host Funding Franchise Agreement, and
    (vi) fifty percent (50%) of all escrow fees. Additionally, the fees and expenses of Purchaser's designated representatives, accountants and attorneys shall be borne by Purchaser.

         (c) MISCELLANEOUS EXPENSES. All costs and expenses not otherwise required to be paid by Seller or Purchaser pursuant to the terms hereof shall be borne by Seller and Purchaser in the manner in which such costs and expenses are customarily allocated between the parties at the closing of a real estate hotel or motel property in the Marion County, Indiana area.

         (d) BROKERAGE. Seller hereby represents and warrants to Purchaser that Seller has not dealt with any broker or finder with respect to the transaction contemplated hereby, other than Hodges, Ward & Elliott, Inc. ("Seller's Broker"). Seller agrees to pay any and all brokerage commissions to which Seller's Broker shall be entitled in connection with this transaction pursuant to written agreement between Seller and Seller's Broker and agrees to indemnify Purchaser for any claim for brokerage commission or finder's fee in connection with this transaction asserted by Seller's Broker. Purchaser hereby represents and warrants to Seller that Purchaser has not dealt with any broker or finder with respect to the transaction contemplated hereby, other than HMR Capital, LLC ("Purchaser's Broker"). Purchaser agrees to pay any and all brokerage commissions to which Purchaser's Broker shall be entitled in connection with this transaction and agrees to indemnify Seller for any claim for brokerage commission or finder's fee in connection with this transaction asserted by Purchaser's Broker. Seller and Purchaser each represent and warrant to the other that it has not authorized any broker, agent or finder to act on its behalf (other than as set forth in this Section 19.1(d)), nor does it have any knowledge of any other broker, agent or finder purporting to act on its behalf in respect of this transaction, and Seller and Purchaser each hereby covenant and agree to indemnify, defend and hold harmless the other from and against any cost, expense, claim, liability or damage (including, without limitation, reasonable attorneys' fees and court costs) resulting from any breach of the representation and warranty contained herein.

         (e) BOOKS AND RECORDS. The transfer of the Property contemplated hereby does not include the books and records of Seller pertaining to the business of the Hotel; provided, Seller agrees to maintain and preserve all books and records, files and correspondence pertaining to the business of the Hotel, and not to destroy or dispose of the same, for at least five
    (5) years following the Closing Date. Additionally, Seller agrees (i) to provide Purchaser and its representatives access to such books, records, files and correspondence at all reasonable times upon at least five (5) days prior written notice (and Purchaser and its representatives shall have the right to copy any of such books, records, files and/or correspondence as deemed reasonable necessary by Purchaser incident to the ownership or on-going operation of the Hotel), and (ii) to cooperate and assist Purchaser incident to any audit of the books and records required of Purchaser for periods of time prior to the Closing, including, without limitation, becoming the "engaging party" (at no cost or expense to Seller) if necessary to facilitate any such audits.

         (f) PUBLICITY. All notice to third parties and all other publicity concerning the transactions contemplated hereby shall be jointly planned and coordinated by and between Purchaser and Seller. Neither of the parties shall act unilaterally in this regard without the prior written approval of the other; however, such approval shall not be unreasonably withheld or delayed.

         (g) ASSIGNMENT. Except for an assignment of this Agreement by Purchaser to an Affiliate of Purchaser, neither Seller nor Purchaser shall have the right to assign its interest in this Agreement without the prior written consent of the other party, which consent may be given or withheld in the sole discretion of the party whose consent is requested; provided, however, the party assigning its interest in this Agreement shall remain liable for any and all of its obligations hereunder.

         (h) LITIGATION COSTS. In the event of any action or proceeding at law or in equity between Seller and Purchaser to enforce any provision of this Agreement or to protect or establish any right or remedy of either party hereunder, the unsuccessful party to such litigation shall pay to the prevailing party all costs and expenses, including reasonable attorneys' fees incurred therein by such prevailing party (collectively, "Litigation Costs"), and if such prevailing party shall recover judgment in any such action or proceeding, such Litigation Costs shall be included in and as a part of such judgment.

         (i) INTEGRATION/CHOICE OF LAW. This Agreement (including all exhibits hereto) contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior understandings, including, without limitation, that certain letter of intent, dated March 10, 1997, with respect thereto, and may not be amended, supplemented or terminated, nor shall any obligation hereunder or condition hereof be deemed waived, except by a written instrument to such effect signed by the party to be charged or as otherwise expressly provided in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

         (j) EXECUTION. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one and the same instrument. This Agreement may be executed and delivered by facsimile transmission of signature pages, following which executed original counterparts shall be exchanged in the ordinary course of business.

         (k)  IMPORTANCE OF TIME.  Time is of the essence of this Agreement.

         (l) FURTHER CONDITIONS TO CLOSINGS. The obligations of Seller and Purchaser to close this Agreement are conditioned upon the simultaneous closings of this Agreement, the Auburn CHI Contract and the Findlay CHI Contract, and neither party shall be obligated to close the purchase of the Property pursuant to this Agreement if closing does not simultaneously occur with the closing of the Findlay CHI Contract and the Auburn CHI Contract..

         (m)  RULE 144.   Purchaser covenants that it will file the reports
    required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission (the "Commission") thereunder, and it will take such other action as any holder of Host Funding Stock may reasonably request, all to the extent required from time to time to enable such holder to sell Host Funding Stock without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as may be amended from time to time, or (ii) any similar rule or regulation hereunder adopted by the Commission.

         (n) TIME FOR ACCEPTANCE. This Agreement is being presented to Seller and constitutes an offer by Purchaser to purchase the Property from Seller upon the terms and conditions stated herein, which offer must be accepted by Seller's execution of at least three (3) counterparts hereof and returning all three originals to Purchaser on or before May 2, 1997. If Purchaser fails to deliver the three (3) counterpart originals of this Agreement to Seller, by the above date, this Agreement shall be of no force or effect and neither party shall have any obligation one to the other.

    19.2 PIGGY-BACK REGISTRATION RIGHTS

         (a) If Purchaser proposes to file a registration statement under the Securities Act with respect to an offering by Purchaser for its own account or for the account of any other person of any class of equity security, including any security convertible into or exchangeable for any equity security (other than a registration statement on Form S-8 (or any successor form) or filed in connection with an exchange offer or an offering of securities solely to Purchaser's existing stockholders), then Purchaser shall in each case give written notice of such proposed filing to the holders of the Host Funding Stock at least twenty (20) days before the anticipated filing date, and such notice shall offer such holders the opportunity to register such number of shares of Host Funding Stock as each such holder may request (a "Piggy-Back Registration"). Purchaser shall use reasonable diligence to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the holders of Host Funding Stock requested to be included in the registration for such offering to include such securities in such offering on the same terms and conditions as any similar securities of Purchaser included therein. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering delivers a written opinion to the holders of Host Funding Stock that the total amount of securities which they or Purchaser and any other persons intend to include in such offering is sufficiently large to materially and adversely affect the success of such offering, then the amount of Host Funding Stock to be offered for the accounts of holders of Host Funding Stock shall be reduced, in the sole opinion of the managing underwriter, to a total amount of securities to be included in such offering to the amount recommended by such managing underwriter; PROVIDED, that the reduction imposed upon holders of Host Funding Stock will not be greater, on a fractional basis, than the reduction imposed upon other persons whose piggy-back registration rights are PARI PASSU with those granted hereby with respect to the amount of securities requested for inclusion in such registration.

         (b) Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be required to include Host Funding Stock in any registration statement if the proposed registration is (i) a registration of a stock option or other employee incentive compensation plan or of securities issued or issuable pursuant to any such plan, (ii) a registration of securities issued or issuable pursuant to a stockholder reinvestment plan or other similar plan, (iii) a registration of securities issued in exchange for any securities or any assets of, or in connection with a merger or consolidation with, an unaffiliated company, or (iv) a registration of securities pursuant to a "rights" or other similar plan designed to protect Purchaser's stockholders from a coercive or other attempt to take control of Purchaser.

         (c) Purchaser may withdraw any registration statement and abandon any proposed offering initiated by Purchaser without the consent of any holder of Host Funding Stock, notwithstanding the request of any such holder to participate therein in accordance with this Section 19.2, if Purchaser determines, in good faith in its sole discretion, that such action is in the best interests of Purchaser and its stockholders (for this purpose, the interest of the holders of Host Funding Stock shall not be considered).

         (d) With respect to any Piggy-Back Registration requested by the holders with respect to Host Funding Stock, Purchaser shall bear all registration expenses except for the following registration expenses (and the following registration expenses shall be borne pro rata by the holders of Host Funding Stock registered thereby):
    (i) Commission and securities exchange registration and filing fees,
    (ii) fees and expenses of compliance with securities or blue sky laws (including fees and disbursements of counsel in connection with blue sky qualifications of such shares), (iii) rating agency fees, (iv) printing expenses, (v) messenger and delivery expenses, (vi) fees and expenses incurred in connection with the listing of such shares to be registered on each securities exchange in which similar securities issued by Purchaser are then listed, (vii) underwriting fees, discounts and commissions, and (viii) any out-of-pocket expenses of the holders of such shares including any travel costs and counsel fees; PROVIDED, HOWEVER, that the foregoing registration expenses to be paid by such holders shall be deemed to include, on an item-by-item basis (an "item" being any of the numbered expenses above), only that certain portion of the total registration expenses of such Piggy-Back Registration relating to such item that is determined by multiplying (x) the total registration expenses of such Piggy-Back Registration relating to such item by (y) a fraction the numerator of which is the total proceeds realized by the holders of the Host Funding Stock as a result of the offering relating to such Piggy-Back Registration and the denominator of which is the total proceeds realized by all selling stockholders (including such holders of Host Funding Stock) and Purchaser in such offering.

         (e) In connection with any registration statement in which a holder of Host Funding Stock is participating, each such holder will furnish to Purchaser in writing such information with respect to the name and address of such holder and the amount of Host Funding Stock held by such holder and such other information as Purchaser shall reasonably request for use in connection with any such registration statement or prospectus, and agrees to indemnify, to the extent permitted by law, Purchaser, its directors and officers, and each person who controls Purchaser (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the registration statement or prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission is based upon any information with respect to such holder so furnished in writing by such holder specifically for inclusion in any prospectus or registration statement.

         (f) No holder of Host Funding Stock may participate in any Piggy-Back Registration unless such holder (a) agrees to sell the Host Funding Stock on the terms of and on the basis provided in any underwriting arrangements approved by the persons entitled to approve such arrangements (which shall be Purchaser in the case of an offering of securities by Purchaser), and
    (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

         (g) The provisions of this Section 19.2 shall apply, to the full extent set forth herein, with respect to the Host Funding Stock, to any and all shares of equity capital of Purchaser or any successor or assign of Purchaser (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Host Funding Stock, in each case as the amounts of such securities outstanding are approximately adjusted for any equity dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the date of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed or cause this Agreement to be executed, all as of the day and year first above written.

                             SELLER:

                             INDIANAPOLIS WEST EQUITY PARTNERS,
                             an Ohio general partnership

                             By: Investment Resources Capital Corp., an Ohio
                                 corporation, Managing Partner


                                 By:    /s/  Victor A. Baker
                                        --------------------------------
                                 Name:  Victor A. Baker
                                        --------------------------------
                                 Title: President
                                        --------------------------------
                             PURCHASER:

                             HOST FUNDING, INC., a Maryland corporation


                             By:  /s/  Michael McNulty
                                 ----------------------------------------
                                  Michael McNulty, President

    This Agreement and the Initial Deposit have been received by the Title Company this 5th day of May, 1997, which shall be the Effective Date.

                             REPUBLIC TITLE OF TEXAS, INC.


                             By:   /s/  Becky Etter
                                   --------------------------------------
                             Name: Becky Etter
                                   ---------------------------------------
                             Title: Vice President
                                   ---------------------------------------
                             Address: 300 Crescent Court, Suite 100
                                      Dallas, Texas 75201
                                      Attn.: William A. Kramer

                                      EXHIBIT C

                         FORM OF INVESTMENT LETTER AGREEMENT

                             INVESTMENT LETTER AGREEMENT

Host Funding, Inc.
1616 N. Central Expressway
Suite 1313
Dallas, Texas 75206

Gentlemen:

    The undersigned acknowledges that pursuant to the terms of that certain Agreement of Sale and Purchase dated effective as of May 1, 1997 (the "Purchase Agreement"), by and between ___________________ and Host Funding, Inc., a real estate investment trust incorporated under the laws of the State of Maryland ("Host Funding"), the undersigned is acquiring from Host Funding _______ shares of the Class A Common Stock, $0.01 par value, of Host Funding (the "Shares"). In the event of conflict between the provisions of this Agreement and the Purchase Agreement, the provisions of the Purchase Agreement shall govern.

         1. ACCEPTANCE OF SHARES. Subject to the terms and conditions of this Agreement, the undersigned hereby accepts ownership of the Shares.

         2. ACKNOWLEDGMENTS, REPRESENTATIONS AND COVENANTS. The undersigned acknowledges that the undersigned is acquiring the Shares in a transaction not involving a public offering and without being furnished any offering literature or prospectus. The undersigned further acknowledges, represents, warrants and covenants as follows:

         (a) if the undersigned is an individual, he or she is a United States citizen at least 21 years of age and a bona fide resident and domiciliary (not a temporary or transient resident) of the state set forth on the signature page hereof, and has no present intention of becoming a resident of any other state or jurisdiction; if the undersigned is an entity, its principal place of business is within the state set forth on the signature page hereof;

         (b) the undersigned understands that the Shares have not been registered under the Securities Act of 1933; the undersigned represents and warrants that the Shares are being acquired by the undersigned solely for the undersigned's own account, for investment purposes only, and are not being received with a view to, or in connection with, any resale, distribution, subdivision or fractionalization thereof; the undersigned further represents and warrants that the undersigned has no agreement or other arrangement, formal or informal, with any person to sell, transfer or pledge any part of the Shares which would guarantee to the undersigned any profit or against any loss with respect to such Shares; the undersigned further represents and warrants that the undersigned has no plans to enter into any such agreement or arrangement;

         (c) The undersigned understands that Host Funding will make notations in the appropriate records of the corporation of the restrictions on the transferability of the Shares and may stamp or affix to the certificate representing such Shares the legend attached hereto as Exhibit "A";

         (d) the undersigned understands that no federal or state agency has passed on or made any recommendation or endorsement relating to the Shares;

         (e) the undersigned agrees that the Shares received by the undersigned may not be resold or otherwise transferred unless such Shares are registered under the Act and any applicable state securities laws or an exemption from such registration is available;

         (f) the undersigned (i) is a sophisticated investor, (ii) has had prior experience with investments similar to the Shares, (iii) has knowledge and experience in financial and business matters such that the undersigned is capable of evaluating the merits and risks of the Shares and of making an informed investment decision, and (iv) is able to bear the economic risk of the undersigned's investment in the Shares; and

         (g) the undersigned has received and reviewed a copy of Host Funding's most recent Annual Report on Form 10-K and has been given the opportunity to discuss the financial condition and operations of Host Funding with the officers of Host Funding.

The undersigned recognizes that the transfer of the Shares to the undersigned is based upon the representations and warranties contained herein, and the undersigned agrees to indemnify Host Funding and its officers, directors, agents and representatives and to hold each of them harmless against any liabilities, costs or expenses (including reasonable attorneys' fees) arising by reason of or in connection with any misrepresentation or any breach of such representations or warranties by the undersigned, or arising as a result of the sale or distribution of any Shares by the undersigned in violation of the Act, or other applicable law.

The undersigned agrees that the foregoing acknowledgments, representations and covenants shall survive the receipt by the undersigned of the Shares, as well as any investigation made by the party relying on the same.

    3. FURTHER ASSURANCES - REVOCATION. The undersigned agrees to execute any and all further instruments and documents necessary or advisable in connection with the receipt of the Shares by the undersigned, including (without limitation), all instruments and documents that may be necessary, desirable or appropriate in connection with any applicable state and federal securities laws. Further, the undersigned agrees that the undersigned may not cancel, terminate or revoke this Agreement, which shall survive the death or disability of the undersigned and shall be binding upon the undersigned's heirs, executors, administrators, successors and assigns.

         MISCELLANEOUS.

         (a) All notices or other communications given or made hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the undersigned or to Host Funding at the respective addresses set forth herein.

         (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts made and wholly performed in that state.

         (c) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and may be amended only by a writing executed by the party to be bound thereby.

IN WITNESS WHEREOF, the undersigned has executed this Investment Letter Agreement as of this ______ day of ______________, 1997.


                                   SIGNATURE

PLEASE TYPE OR PRINT:              If signing on behalf of an entity:

                                   Title:


NAME                               Name of Entity:


STREET ADDRESS


CITY, STATE AND ZIP CODE


SOCIAL SECURITY OR TAXPAYER IDENTIFICATION
NUMBER

                                        ACCEPTED as of ________________, 1997

                                        HOST FUNDING, INC.


                                       By:
                                          --------------------------------------
                                             Bona K. Allen, Secretary